EXHIBIT 11


FOCUS ENHANCEMENTS, INC.

STATEMENT OF COMPUTATION OF LOSS PER SHARE

                                                                December 31,
                                                       -----------------------------
                                                           1998            1997
                                                           ----            ----

Net loss                                               $(12,787,324)   $ (1,986,079)
                                                       ============    ============

Basic:
Weighted average number of common shares outstanding     16,336,872      12,727,934
                                                       ============    ============

Diluted:
Weighted average number of common shares outstanding     16,336,872      12,727,934
Weighted average common equivalent shares                      --              --
                                                       ------------    ------------


Weighted average number of common
Shares outstanding used to calculate per share data      16,336,872      12,727,934
                                                       ============    ============

Loss per share
    Basic                                              $       (.78)   $       (.16)
    Diluted                                            $       (.78)   $       (.16)